EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  May 7, 2008

SKYWEST ANNOUNCES ADDITIONAL AUTHORIZATION FOR STOCK

REPURCHASES AND FIRST QUARTER 2008 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $868.0 million for the quarter ended March 31, 2008, a 10.0% increase, compared to $789.0 million for the same period last year.  SkyWest also reported net income of $29.1 million for the quarter ended March 31, 2008, a decrease of 16.2%, or $0.47 per diluted share compared to $34.8 million of net income or $0.53 per diluted share, for the same period last year.  The significant items affecting SkyWest’s financial performance during the first quarter of 2008 are outlined below:

Total operating revenues for the first quarter of 2008 increased primarily as a result of increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues under contract flying arrangements.  Additionally, block hour production increased 4.3% to 353,637 hours compared to 338,992 hours for the same period last year.

Total operating expenses and interest per available seat mile (“ASM”) for the first quarter of 2008, excluding fuel charges, of $292.4 million or $0.052 per ASM, decreased approximately 2.0% to $0.097 from $0.099 for the same quarter of 2007. During the quarter ended March 31, 2008, SkyWest incurred higher than expected losses of approximately $6.2 million (pretax) on its pro-rate flying, compared to the same period last year, due primarily to significantly higher fuel costs, which have risen faster than SkyWest has been able to increase fares to offset these costs.  SkyWest also incurred various non-overhaul-related maintenance costs of approximately $10.2 million (pretax), consisting primarily of a higher volume of “C” checks on aircraft, the purchase of aircraft parts, including one-time costs to repair flap actuators on CRJ200 regional jet aircraft and damage to aircraft caused by third parties. As a result of these combined items, SkyWest’s pretax profit was reduced by a total of $11.4 million for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007.

Total ASMs for the first quarter of 2008 increased 5.4% from the first quarter of 2007, primarily as a result of SkyWest increasing its fleet size to 440 aircraft as of March 31, 2008, from 425 aircraft as of March 31, 2007.  At March 31, 2008, SkyWest’s fleet consisted of 369 regional jets (229 Delta, 119 United and 21 Midwest), 59 EMB-120 aircraft (46 United and 13 Delta) and 12

ATR-72 aircraft (all Delta).  During the first quarter of 2008, SkyWest generated 5.58 billion ASMs, compared to 5.29 billion ASMs during the same period of 2007.

During the quarter ended March 31, 2008, SkyWest continued repurchasing outstanding shares of its common stock under a 5.0 million share stock buyback program previously authorized by its board of directors.  At March 31, 2008, SkyWest had repurchased 3.1 million shares under the program, at an average cost of $22.04 per share and a total cost of approximately $69.0 million.  On May 6, 2008, SkyWest’s board of directors authorized an additional stock buyback program of 5.0 million shares. As a result of the existing stock buyback program authorization and this new authorization from its directors, SkyWest has a combined authorization outstanding to repurchase up to an additional 6.9 million shares of its common stock.  SkyWest currently intends to continue to purchase shares of its outstanding stock under the authorized stock buyback program from time to time, as it deems appropriate.

During the quarter ended December 31, 2007, Delta Air Lines notified SkyWest, SkyWest Airlines, Inc. and Atlantic Southeast Airlines, Inc. (“ASA”) of a dispute under the Delta Connection agreements executed by Delta with SkyWest Airlines, Inc. and ASA.  The dispute related to the allocation of liability for certain irregular operations (“IROP”) expenses that are paid by SkyWest Airlines, Inc. and ASA to their passengers under certain situations.  As a result, Delta withheld a combined total of approximately $25 million (pretax) from one of the weekly scheduled wire payments to SkyWest Airlines, Inc. and ASA during December.  Subsequent to year end, SkyWest has filed a lawsuit in Georgia state court disputing Delta’s treatment of the matter.  Additionally, Delta continues to withhold an average of approximately $900,000 per month from their wire payments in relation to this ongoing dispute.  SkyWest has evaluated the Delta dispute in accordance with the provisions of Financial Accounting Standards Board No. 5, Accounting for Contingencies (“FASB No. 5”).  Based on the provisions of FASB No. 5, an estimated loss is accrued if the loss is probable and reasonable estimable.  Because these conditions have not been satisfied, SkyWest has not recorded a loss in the condensed consolidated financial statements as of March 31, 2008.

SkyWest recorded stock-based compensation expense of approximately $3.4 million pretax ($2.2 million after-tax) for the quarter ended March 31, 2008.  Future stock-based compensation expense will be contingent upon the amount of future option or stock grants that are made by SkyWest’s Board of Directors.

On October 12, 2007, SkyWest announced plans to acquire 22 additional regional jet aircraft allowing for the retirement of 23 EMB-120 turboprop aircraft.  SkyWest intends to operate these additional jet aircraft under existing capacity purchase agreements for both United and Delta with 18 of the aircraft operating under its United Express banner and 4 of the aircraft operating under its Delta Connection banner, with all of the aircraft being allocated to its wholly-owned subsidiary, SkyWest Airlines.  Subsequently in the fourth quarter of 2007, SkyWest selected Bombardier as the supplier of these regional jet aircraft with deliveries scheduled to begin in the fourth quarter of 2008 and continue through 2009.

At March 31, 2008, SkyWest had approximately $617.6 million in cash and marketable securities, compared to $660.4 million as of December 31, 2007.  The reduction in cash and marketable securities was primarily the result of SkyWest repurchasing $69.0 million

(3.1 million shares) of its common stock under a Board-approved stock repurchase program during the quarter ended March 31, 2008.

SkyWest’s long-term debt was $1.71 billion as of March 31, 2008, compared to $1.73 billion at December 31, 2007, consistent with SkyWest’s making normal recurring debt payments.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount rate, the present value of these lease obligations was approximately $2.0 billion as of March 31, 2008.

Under SkyWest Airlines’ United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with the time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2007, SkyWest records maintenance expense on its CRJ200 regional jet aircraft engines as the maintenance events occur. As a result, during the first quarter of 2008, SkyWest collected and recorded as revenue approximately $8.1 million (pretax) under the United Express agreement which is net of any regional jet engine maintenance overhauls.

On April 25, 2008, SkyWest issued a press release confirming that it had made a proposal to acquire all of the outstanding shares of common stock of ExpressJet Holdings, Inc. (“ExpressJet”) for $3.50 per share in cash. ExpressJet also announced on the same day that it had rejected SkyWest’s offer as outlined and indicated that it would start a process of exploring options or alternatives, including entertaining additional discussions with SkyWest.  At this point, SkyWest intends to review its alternatives with respect to its proposal to acquire ExpressJet, which could include, among other things, altering or withdrawing its proposal.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines (“ASA”), based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest serves a total of approximately 229 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,585 daily departures. This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest's beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the willingness of ExpressJet to engage in negotiations regarding a prospective transaction, and the results of those negotiations, if conducted; the content of information obtained by SkyWest in the course of conducting due diligence with respect to a prospective transaction, or the inability of SkyWest to obtain the opportunity to conduct due diligence as requested; the ability of SkyWest and ExpressJet to negotiate and enter into definitive agreements with respect to the prospective transaction, and the terms and conditions of such an agreement, if executed; the inability to obtain amendments to existing collective bargaining agreements between ExpressJet and its pilots and other personnel; satisfaction of closing conditions, to the extent that a transaction can be negotiated; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; the impact of global instability; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

With respect to any potential transaction involving ExpressJet Holdings, Inc., SkyWest has not made any determination as to whether to make an offer to purchase any shares of ExpressJet stock.  This release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities.  The solicitation and the offer to buy shares of common stock of ExpressJet, if SkyWest determines to do so, will only be made pursuant to an offer to purchase and related materials that would be filed by SkyWest with the Securities and Exchange Commission and would contain the full details of any offer.  If an offer to purchase is made, these materials should be carefully read by the stockholders of ExpressJet prior to making any decisions with respect to the offer because the materials would contain important information, including the terms and conditions of the offer and the manner in which stockholders may tender shares.  If an offer to purchase is made, the stockholders of ExpressJet will be able to obtain the offer to purchase and related materials with respect to the offer free of charge from the SEC's website at www.sec.gov, from the information agent named in the tender offer materials or from SkyWest.

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Operating revenues:
Passenger	$859,159	$780,567
Ground handling and other	8,864	8,401
	868,023	788,968
Operating expenses:
Flying operations	494,925	410,061
Customer service	101,446	117,453
Maintenance	110,325	94,489
Depreciation and amortization	54,616	50,278
General and administrative	38,489	37,112
	799,801	709,393
Operating income	68,222	79,575
Other income (expense):
Interest income	6,762	7,110
Interest expense	(30,295)	(30,571)
Gain (loss) on sale of property and equipment	—	189
Total other (expense), net	(23,533)	(23,272)
Income before income taxes	44,689	56,303
Provision for income taxes	15,549	21,515
Net income	$29,140	$34,788

Basic earnings per share	$0.49	$0.54
Diluted earnings per share	$0.47	$0.53
Weighted average common shares:
Basic	60,013	64,279
Diluted	61,351	65,837

Unaudited Operating Highlights

Operating Highlights	Three Months Ended March 31,
	2008	2007	% Change

Passengers carried	8,076,331	7,823,106	3.2
Revenue passenger miles (000)	4,194,329	4,024,557	4.2
Available seat miles (000)	5,578,579	5,293,902	5.4
Passenger load factor	75.2%	76.0%	(.8	)pts
Passenger breakeven load factor	71.9%	71.3%	.6	pts
Yield per revenue passenger mile	$0.205	$0.194	5.7
Revenue per available seat mile	$0.156	$0.149	4.7
Cost per available seat mile	$0.149	$0.140	6.4
Fuel cost per available seat mile	$0.052	$0.041	26.8

Operating Highlights	Three Months Ended March 31,
	2008	2007	% Change

Average passenger trip length	519	514	1.0
Block Hours	353,637	338,992	4.3
Departures	217,510	214,286	1.5